FOR IMMEDIATE RELEASE:
November 8, 2007

MuniMae Names Two Executives to Management Team

Appointment of David Kay as Chief Financial Officer and Lisa Roberts as Senior Vice President,
Business Unit Financial Operations, to Strengthen Company’s Finance and Accounting Departments

BALTIMORE – Municipal Mortgage & Equity, LLC (“MuniMae” or “the Company,” NYSE: MMA) today announced the appointment of David Kay and Lisa Roberts to key management positions within the company’s Finance and Accounting departments.

Mr. Kay will be joining MuniMae as Chief Financial Officer (CFO), a position most recently held on an interim basis by Chief Operating Officer (COO) Charles M. Pinckney. Mr. Pinckney, while relinquishing his acting CFO duties, remains as Chief Operating Officer. Prior to joining MuniMae, Mr. Kay was Co-Leader of the Financial Services practice of Navigant Consulting, Inc., a global consulting firm providing operational, dispute, investigative, risk management and financial advisory solutions to the market. Previous to this, he was CFO of J.E. Robert Companies which manages real estate funds investing in the United States and Europe. Prior to joining J.E. Robert, Mr. Kay was the Managing Partner of Arthur Andersen LLP’s Mid-Atlantic accounting, audit and risk management services.

“Having spent the last several months working on site at MuniMae, I look forward to taking on the role as the Company’s CFO. I am excited about the Company’s business model, the potential for growth and the opportunity to work with an excellent management team.”

Lisa Roberts, also of Navigant Consulting, will assume the newly created position of Senior Vice President, Business Unit Financial Operations for MuniMae. Prior to her most recent position as Managing Director of Navigant, Ms. Roberts was Vice President of Internal Financial Management for Freddie Mac.

Kay and Roberts have been working in a leadership role with MuniMae over the recent months as part of the Navigant Consulting team assigned to the restatement process.

“In working with both David and Lisa over the past several months on the restatement process we recognized that the integrity, talent, and leadership they demonstrated would be a significant asset to MuniMae’s finance and accounting areas on a long-term basis,” said Mike Falcone, President and Chief Executive Officer of MuniMae. “Their skills and professional background will be exceedingly valuable as we move forward.”

About MuniMae

MuniMae and its subsidiaries arrange debt and equity financing for developers and owners of real estate and clean energy projects. The Company also provides investment management and advisory services for institutional investors. Assets under management exceed $19 billion including investments in approximately 3,000 multifamily properties, containing more than 323,000 units in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

MuniMae is organized as a limited liability company, which allows it to combine the limited liability, governance and management characteristics of a corporation with the pass-through features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. MuniMae also conducts activities through wholly owned taxable corporate subsidiaries. Distributions to shareholders are normally declared quarterly.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.
www.MuniMae.com

For more information:
Jessica C. Schott, Investor Relations Coordinator
888/788-3863